Issuer Free Writing Prospectus dated January 5, 2026 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated January 5, 2026 and the Prospectus dated

December 5, 2025 Registration No. 333-291951

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	4.600% Senior Notes due 2031 (the “2031 Notes”)
5.450% Senior Notes due 2036 (the “2036 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	January 5, 2026

Settlement Date:	January 8, 2026 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-291951)

Joint Book-Running Managers:	BBVA Securities Inc.
CIBC World Markets Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
Blaylock Van, LLC
Samuel A. Ramirez & Company, Inc.

Terms Applicable to

4.600% Senior Notes due 2031

Aggregate Principal Amount:	$900,000,000

Final Maturity Date:	January 8, 2031

Public Offering Price:	99.978%, plus accrued and unpaid interest, if any, from January 8, 2026

Benchmark Treasury:	3.625% due December 31, 2030

Benchmark Treasury Price and Yield:	99-20+; 3.705%

Spread to Benchmark Treasury:	+90 bps

Yield to Maturity:	4.605%

Coupon:	4.600%

Interest Payment Dates:	January 8 and July 8 of each year, commencing on July 8, 2026

Day Count Convention:	30 / 360

Optional Redemption:	Par call on December 8, 2030 (the date that is one month prior to the stated maturity date). Prior to the par call date, make-whole at T+15 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FM3 / US37045XFM39

Terms Applicable to

5.450% Senior Notes due 2036

Aggregate Principal Amount:	$600,000,000

Final Maturity Date:	January 8, 2036

Public Offering Price:	99.931%, plus accrued and unpaid interest, if any, from January 8, 2026

Benchmark Treasury:	4.000% due November 15, 2035

Benchmark Treasury Price and Yield:	98-23; 4.159%

Spread to Benchmark Treasury:	+130 bps

Yield to Maturity:	5.459%

Coupon:	5.450%

Interest Payment Dates:	January 8 and July 8 of each year, commencing on July 8, 2026

Day Count Convention:	30 / 360

Optional Redemption:	Par call on October 8, 2035 (the date that is three months prior to the stated maturity date). Prior to the par call date, make-whole at T+20 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FN1 / US37045XFN12

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BBVA Securities Inc. at 1-800-422-8692, CIBC World Markets Corp. at 1-800-282-0822, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, RBC Capital Markets, LLC at 1-866-375-6829 and Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

2